CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 29, 2025, relating to the financial statements and financial highlights of Monarch Blue Chips Elite Index ETF (formerly, “Monarch Blue Chips Core Index ETF”), a series of Northern Lights Fund Trust IV, which are included in Form N-CSR for the year ended February 28, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

June 2, 2026